Exhibit 1.1

COMPLETE VERIFICATION OF THE BYLAWS GRUPO SIMEC,
SOCIEDAD ANÓNIMA BURSÁTIL DE CAPITAL VARIABLE

CLAUSES

Corporate Name, Purpose, Domicile, Nationality and Duration.

First. Corporate Name

The Company is called “GRUPO SIMEC”. This name shall always be followed by the words SOCIEDAD ANÓNIMA DE BURSÁTIL DE CAPITAL VARIABLE, or the initials “S.A.B. DE C.V.”.

Second. Corporate purpose

The purpose of the Company is:

1.	Promote, organize and manage all kinds of commercial or civil companies.

2.	Be a part of other commercial or civil companies, both domestic or foreign, participating in the incorporation or acquiring shares or holdings in those incorporated companies, to sell or transfer said shares or holdings and participate in the management or liquidation thereof.

3.	Issue and underwrite all kinds of negotiable instruments, accept and endorse these, including obligations with or without collateral.

4.	Warrant, under any means permitted by law, its own or third-party obligations, with or without consideration.

5.	Obtain or grant loans, granting or receiving specific warranties, become a joint guarantor with other companies, issue obligations, accept, draw, endorse or warrant all kinds of negotiable instruments, grant bonds or warranties of any kind (including, in a descriptive but non-limiting manner, bonds, mortgages, warranty trusts, etc.) regarding the obligations undertaken or for the securities issued or accepted by third parties, as well as undertake obligations payable by its subsidiaries.

6.	The acquisition, sales and lease of all kinds of goods necessary or suitable to achieve the corporate purpose.

7.	Act as an agent, representative or commission agent of natural or artificial persons, whether Mexican or foreign.

8.	In general, execute and perform all acts and agreements, related, ancillary or accidental transactions that are necessary or convenient for the execution of the foregoing purpose.

Third. Domicile

The domicile of the Company is the city of Guadalajara, Jalisco. It may establish agencies, branch offices and offices anywhere in the Republic of Mexico and abroad or be subject to conventional domiciles, without this meaning a change in its corporate domicile. Shareholders are subject to the jurisdiction of the former’s domicile, expressly waiving any venue that may correspond by virtue of their domiciles.

Fourth. Nationality

The Company is of Mexican nationality. Any foreign person who, upon incorporation or afterward, acquires an interest or share of the Company, shall be deemed Mexican on account of said fact, regarding the shares or rights acquired from the Company; the property, rights, grants, holdings or interest the Company holds title to; and of the rights and obligations derived from the agreements the Company is party to, and therefore, it shall be deemed, that he/she agrees not to invoke the protection of his/her Government, under penalty, case contrary, of losing the rights or goods so acquired in favor of the Mexican Nation.

Fifth. Duration

The duration of the Company shall be undefined. Capital Stock and Shares.

Sixth. Capital Stock

The capital stock shall be variable. The fixed minimum capital without withdrawal right is $441,785,695.76 (four hundred and forty-one million, seven hundred and eighty-five thousand six hundred and ninety-five 76/100 domestic currency), represented by “B” series common shares, class I, without indication of par value, which shall be fully underwritten and paid. The variable portion of the capital stock is unlimited and shall be represented by shares with the characteristics determined by the meeting of the shareholders agreeing as to the issuance thereof, however they shall be nominative, Class II, without indication of par value, of free underwriting, that is, they may be underwritten both by individuals and companies of Mexican nationality and by individuals, companies or entities defined as foreign investors in accordance with article 2 of the Foreign Investment Act and they shall confer equal rights and obligations to the holders of their corresponding series.

Class II shares representing the capital stock shall be divided into two series, “B” series common shares and shares with voting rights and limited corporate rights, “L” series, in accordance with the provisions of these bylaws. “L” Series shares may be issued upon express written authorization from the Comisión Nacional Bancaria y de Valores and in accordance with the provisions of article 54 of the Stock Market Act and other applicable provisions.

Each share shall be entitled to one vote at shareholder meetings and may vote in connection with all matters submitted to the meeting when these bylaws or the Law grants them voting rights.

Shares other than common shares, without a right to vote or with a limited or restricted voting right shall not exceed 25% (twenty-five percent) of the capital stock the Comisión Nacional Bancaria y de Valores deems placed among the investor public, on the date of the public offer. The Comisión Nacional Bancaria y de Valores may increase the established limit, provided it is under schemes including the issuance of any shares necessarily convertible into common shares within a period that shall not exceed 5 (five) years, as of the date they are placed, or in the case of shares or investment schemes limiting voting rights in connection with the holder’s nationality. “L” Series shares shall have the characteristics and estate or pecuniary rights determined by the shareholder meeting agreeing as to the issuance thereof. “L” Series shareholders shall only vote regarding matters in connection with (i) the transformation of the Company, (ii) an extension of its duration, (iii) designation of advisors in connection with the provisions of these Bylaws and the Stock Market Act, (iv) when the Company is merge as the merged company, (v) when the Company is split-up as the resulting company, (vi) when the Company is dissolved or liquidated; and (vii) when the Company agrees as to the cancellation of the registration in the Registro Nacional de Valores (National Securities Registry) regarding the shares representing its capital stock.

“CLAUSE Seventh. Cancellation of registry before the National Securities Registry

In the event of cancellation of the registration of the Company’s registry in the Securities Section of the National Securities Registry, in terms of the Stock Market Act and of the applicable provisions of general character from the Comisión Nacional Bancaria y de Valores, whether at its own request or under agreement by the special general meeting of the shareholders and with the favorable vote of the holders of shares with or without a right to vote, representing 95% (ninety-five percent) of the capital stock, or under resolution adopted by the Comisión Nacional Bancaria y de Valores, the Company undertakes to execute a purchase public offer, prior to the cancellation, in observance, in this case, of the provisions of article 108 of the Stock Market Act and other applicable provisions.

Upon execution of the offer, the Company shall be obliged to place under trust, for a minimum period of six months, the necessary funds to buy at the same offering price, the shares of the investors who did not attend. The corresponding information booklet shall disclose the terms and conditions for aforesaid trust. The person or group or persons holding control of the Company at the time of the public offer shall be jointly liable to the Company for compliance with the provisions of this clause.

The purchase public offer will adjust, in addition, to the provisions of articles 96, 97, 98, sections I and II and 101 first paragraph of the Stock Market Act.

The Board of Directors of the Company, within the ten (10) business days following the starting date of the offer, after hearing the opinion of the committee executing auditing and corporate practices duties, shall prepare and inform its opinion to the investor public through the corresponding stock market regarding the offering price and the conflicts of interest that, if the case may be, each of the officers may have regarding the offer. The opinion of the Board of Directors may be accompanied by another opinion issued by an independent expert retained by the Company.

The Company may request the Comisión Nacional Bancaria y de Valores to authorize, taking into account the Company’s financial situation and perspectives, the use of a different basis for determining the offering price, provided there is an agreement from the Board of Directors, after opinion is given by the committee executing auditing and corporate practices duties, including the reasons for establishing a different price, supported by and independent expert.

The amendment of this Clause Seventh requires the agreement of the Company’s shareholders, gathered at an extraordinary meeting of the shareholders, adopted by a minimum vote of 95% (ninety-five percent) of the capital stock of the Company entitled to vote”.

Eighth. Repurchase of Shares

The Company may acquire shares representing its capital stock or negotiable instruments representing said shares, the provision established on article 134 of the Commercial Companies General Act shall not apply.

The acquisition of its own shares shall be in terms of the provisions of article 56 of the Stock Market Act and other provisions applicable at the moment of the transaction, including those issued by the Comisión Nacional Bancaria y de Valores.

Ninth. Share Titles

All common shares shall confer, within their respective Class, equal rights and obligations to the holders thereof. Certificates and titles representing shares shall bear the signature or facsimile signature of two members of the Board of Directors. Certificates and titles representing shares shall be progressively numbered and may represent one or several shares and shall include coupons for the payment of dividends. Titles representing shares or provisional certificates shall include all the requirements established on article 125 of the Commercial Companies General Act and shall include the exact transcription of this Clause and Clause Fourth of these bylaws.

Regarding share titles deposited in an institution for depositing securities, or when said institution directly receives from the Company securities originating from the exercise of estate rights made effective on account of its depositors, the Company may, upon approval by said institution for the deposit of securities, deliver multiple titles or a single title bearing the shares to be issued and deposited; the institution shall make the following entries to determine the rights upon the respective depositors. In this case, the instruments shall be issued with the statement “for deposit” at the institution for the deposit of securities, without the need to indicate on said document the name, domicile, or citizenship of the holders. In addition, in accordance with the provisions on the Stock Market Act, instruments without adhered coupons may be issued, in this case, the document issued by the institution for the deposit of securities shall operate as said coupons for all legal purposes. The Company shall issue the definitive titles for said shares within a term that shall not exceed 90 (ninety) calendar days as of the date the corresponding issuance or exchange was agreed.

Tenth. Share Registry

The Company shall carry a share registration book. Said book shall be carried by the Secretary of the Company, except if the meeting of the shareholders or the Board of Directors instruct the handling of said book to any institution authorized for the deposit of securities, acting on behalf and in representation of the Company as a registrar agent, where all transactions in connection with underwriting, acquisition or transfer of shares shall be registered and, it shall also indicate the names, domiciles and nationality of the shareholders, as well as the name of the persons in whose favor the shares are transferred. During the term the shares representing the capital stock of the Company are listed in stock markets, said Stock Registry Book shall be updated annually with the records and entries maintained by the institutions for the deposit of securities where the Company shares are deposited, in accordance with the applicable provisions of the Stock Market Act.

The Company shall only deem as the legitimate owner, the person who is registered as shareholder on the Stock Registry Book in terms of articles 128 and 129 of the Commercial Companies General Act and/or in accordance with the provisions of articles 290, 293 and other applicable articles of the Stock Market Act.

During the term when the shares representing the capital stock of the Company are listed in stock markets, for registration thereof on said book, the indication of this circumstance shall suffice, and deposit institutions where the instruments they represent are deposited, and in this case, the Company shall recognize the persons evidencing said capacity as shareholders upon evidencing this capacity with the records issued by the institution for the deposit of securities, complemented with the corresponding list of holders, prepared by the persons appearing as depositors on aforesaid records, in terms of article 290 of the Stock Market Act and other applicable provisions.

The stock registry book shall be closed from the date when the records are issued in accordance with article 290 of the Stock Market Act and other applicable provisions, until the business day following the date the corresponding meeting is held. During said periods, no entry shall be made on said book.

Eleventh. Capital Stock Increases and Decreases

Except for capital stock increases and decreases resulting from the purchase or placement of its own shares, in terms established on Clause Eighth of these bylaws, article 56 of the Stock Market Act and other applicable provisions, the Company’s capital stock may be increased or decreased without the need to amend the corporate bylaws, with the only formality needed being that said transactions be authorized by the regular meeting of the shareholders, whose minutes shall be formalized before a notary public without need for registration thereof in the Commerce Public Registry.

The fixed minimum capital stock of the Company shall not be increased or decreased if the foregoing is not agreed at an extraordinary meeting of the shareholder, subject to the provisions of these corporate bylaws and the Commercial Companies General Act.

In addition, the Company may issue unpaid shares of any series representing the variable portion of the capital stock to be kept in the Company’s Treasury to be delivered to the extent the underwriting takes place, when determined by the shareholders’ meeting or the Board of Directors, upon registration on the Registro Nacional de Valores. In addition, the Company may issue unpaid shares to be placed among the public, provided they are kept in custody at an institution for the deposit of securities and the conditions established by article 53 of the Stock Market Act are met as well as other applicable provisions. The right to preferential underwriting mentioned on article 132 of the Commercial Companies General Act and these bylaws shall not be applicable regarding capital stock increases through public offers. The summons calling for the corresponding Special general meeting, it is important to indicate it is expressly held for the purposes established on article 53 of the Stock Market Act and other applicable provisions.

No capital stock increase may be decided if all the shares previously issued by the Company are not fully underwritten and paid. When capital stock is increased, all shareholders shall hold a preferential right to underwrite said increase in proportion to the number of shares each holds upon approval thereof. The preferential right shall be exercised through the underwriting and payment of the shares issued to represent said increase, within the 15 (fifteen) days following the publication on the Periodico Oficial del Estado de Jalisco or in one of the most widely distribute newspapers for the Company’s address, of the agreement of the meeting of the shareholders deciding as to such capital stock increase, except if (i) it is derived from the merger of the Company with another company, (ii) it is carried out for the conversion of convertible obligations into Company shares in terms of article 210 bis of the Negotiable Instruments and Operations General Act, (iii) the underwriting offer is made under the provisions of article 53 of the Stock Market Act and other applicable provisions, and (iv) for the placement of its own shares purchased in terms of Clause Eighth of these bylaws.

Notwithstanding the foregoing, if all the shares the capital stock is divided into were represented at the respective meeting, said term of 15 (fifteen) business days shall begin as of the date when the meeting is held and the shareholders shall be deemed notified of the resolution at said time. In this case, the publication of the respective resolutions shall not be necessary.

Capital Stock increases may be carried out under any of the assumptions mentioned on article 116 of the Commercial Companies General Act, through payment in cash or in kind, or through the capitalization of liabilities or reserves payable by the Company or any equity account. As the Company’s share titles bear no indication of par value, the issuance of new titles in the case of a capital stock increase as a result of the capitalization of premiums over shares, the capitalization of retained earnings or the capitalization of valuation or revaluation reserves shall not be necessary, unless required by the shareholder meeting approving said increase and in terms of the provisions of articles 53 and other applicable articles of the Stock Market Act and 210 bis of the Negotiable Instruments and Operations General Act.

The reduction of the variable portion of the capital stock shall be executed through the amortization of complete shares, at the value agreed by the corresponding meeting of the shareholders, through the amortization of the shares of all stockholders so they represent, after the corresponding capital stock reduction, the same share percentage or a percentage similar to their prior holding.

Shareholders holding stock representing the variable portion of the capital stock shall have no withdrawal right of the contributions mentioned on article 220 of the General Commercial Companies Act.

Except for capital stock transaction resulting from the purchase or placement of their own shares in terms established on Clause Eighth of these Bylaws, every capital stock increase and decrease shall be registered on the record kept for said purpose by the Secretary of the Company, except if the shareholders’ meeting or the Board of Directors instruct another person to do so, in terms of Clause Tenth of these Bylaws.

Twelfth. Subsidiary Participation

Subsidiaries of the Company or companies the latter controls shall not, directly or indirectly, invest in company shares or of any other Company for which the Company is a subsidiary, except if said subsidiaries acquire Company shares to comply with options or stock sales plans that may be incorporated or be granted or designed in favor of employees or officers of said companies or of the same Company in accordance with the rules established in the Stock Market Act.

The Company and companies it controls shall be deemed the same economic entity for the purposes of disclosure of information, accounting and executing transactions with related parties as well as the transactions referred to on the second paragraph of Clause Fourteenth of these bylaws.

Shareholder Meetings

Thirteenth. Meeting of the Shareholders

The meeting of the shareholders is the supreme organ of the Company, all other company organs are subordinate to it; these meetings shall be held at the corporate address, except for force majeure or acts of God. Shareholder meetings may be general or special and general meetings may be regular and special.

The Meeting of the Shareholders may decide as to all issues subject to its consideration and its decisions shall be mandatory for all shareholders, even absent and dissident stockholders, except for the provisions of article 206 of the Commercial Companies General Act.

Fourteenth. Kinds of Meetings

Special general meetings are those held to address issues stated in article 182 of the Commercial Companies General Act, and those called to address: (i) amortization of shares with distributable earnings through the Stock Market at the value determined by the Meeting; (ii) the cancellation of the registration of shares representing the Company’s capital stock in the Registro Nacional de Valores, in the Mexican Stock Market (Bolsa Mexicana de Valores) or in other domestic or foreign stock markets where they are listed, except for quotation systems and other markets not organized as stock markets; (iii) the issuance or amortization by the Company of “L” Series stock and (iv) any other amendment to the corporate bylaws.

Any other issue not reserved for an extraordinary meeting shall be addressed at a regular meeting, even those called to address the following issues: (i) increases or decreases of the variable portion of the capital stock and (ii) transaction the company intends to carry out or the artificial persons it controls, when these represent 20% (twenty percent) or more of the Company’s consolidated assets, based on the figures of the immediately prior quarter, regardless of how they are executed, whether simultaneously or successively, but deemed a single transaction due to its characteristics. If applicable, at these meetings, holders of “L” series shares shall be entitled to vote.

Special meetings shall be held to address issues that may affect the rights of the holders of “L” Series stock, or any share category.

Fifteenth. Regular Meetings

A regular, ordinary meeting shall be held at least once a year, within the four months following the closing of the corresponding fiscal year, on the date indicated by the Board of Directors. Said Meeting shall address the items on the Agenda and those stated on article 181 of the Commercial Companies General Act as follows:1. Discuss, approve or modify the report given by the Board of Directors regarding the immediately prior fiscal year both as to the Company and with regards to the companies where the Company holds the majority of shares, when the investment in each exceeds 20% (twenty percent) or more of the Company’s consolidated assets, based on the figures for the preceding fiscal year, regardless of the manner of execution thereof, whether simultaneously or successive, but due to its characteristics may be deemed a single transaction.

The annual report mentioned on the preceding paragraph shall also include the issues mentioned on items c), d) and e) of section IV of article 28 of the Stock Market Act, the disclosure of the agreements reached between the shareholders of the Company mentioned on section IV of article 16 of aforesaid Act, informed to the Company during the revision exercise;

1.	Decide as to the application of the results of the fiscal year;

2.	Determine the maximum number of resources that may be used for the purchase of its own shares, in terms of Clause Eighth of these Bylaws;

3.	Appoint and ratify members of the Board of Directors and if the case may be, deputies, rating their independence if applicable; the Secretary of the Company and if applicable, his/her substitute and the Chairperson of the Audit and Corporate Practices Committee;

4.	Consideration paid to the members of the Board of Directors and, if the case may be, members of the Audit and Corporate Practices Committee, considering the proposals from said Committee;

5.	Decide as to the annual report from the Audit and Corporate Practices Committee;

6.	Adopt the measures deemed appropriate.

Sixteenth. Regular, extraordinary, and special meetings of the shareholders shall be called by the Board of Directors, through the Chairperson or the Secretary of the Company or by the Chairperson of the Audit and Corporate Practices Committee. Any stockholder or group of stockholders holding at least 10% (ten percent) of the outstanding shares of the Company may require, at any time, the Chairperson of the Board of Directors or of the Audit and Corporate Practices Committee to call a meeting of the shareholders to address the issues mentioned in the requirement. Any shareholder shall have the same right in any of the case established on article 185 of the Commercial Companies General Act. If the Chairperson of the Board of Directors or of the Audit and Corporate Practices Committee, as the case may be, fail to issue a summons for a meeting within the 15 (fifteen) calendar days following the receipt of a request as provided above, the competent judicial authorities for the corporate address, upon request by the shareholder or shareholders under any of the assumptions mentioned above, upon verification of this occurrence, shall issue the corresponding summons.

In addition, the Chairperson of the Audit and Corporate Practices Committee shall have the authority to insert the items he/she deems suitable in the Agenda for the summons of meetings of the shareholders.

Seventeenth. Publishing the Summons

The summons for the meetings, shall contain the designation of the place, date and time the meeting shall be held, as well as the Agenda, it shall be carried out through the publication of a notice on the Periodico Oficial del Estado de Jalisco, or in a widely distributed newspaper in the city of Guadalajara, Jalisco at least 15 (fifteen) calendar days prior to the date established for said meeting.

As of the moment the summons is published, the information and documents in connection with each of the items established on the Agenda for the meeting shall be made available to the shareholders immediately and free of charge, said agenda shall not include items under the title general or equivalent.

Eighteenth. Quorum

Regular meetings held by virtue of a first summons shall be deemed legally held when at least 50% (fifty percent) of the shares representing the capital stock are represented and is resolutions shall be valid if adopted by the favorable vote of the majority of the shareholders present or represented at the meeting.

If the regular meeting cannot be held on the date established for the gathering, it shall be held on a second or future summons indicating this circumstance and the meeting shall deal with the items indicated on the Agenda, by the majority vote, regardless of the number of shares present or represented.

Extraordinary shareholder meetings held under a first summons shall be deemed legally held if 75% (seventy-five percent) of the shares representing the capital stock of the company are represented. Under second or later summons, extraordinary meetings of shareholders shall be deemed legally held when at least 50% (fifty percent) of the shares representing the capital stock. Extraordinary meetings held by virtue of a first or later summons shall be valid if adopted under the favorable vote of the number of shares representing at least 50% (fifty percent) of the capital stock.

Notwithstanding the provisions of the preceding paragraph, in order to validly adopt a resolution that (i) modifies the provisions of this Clause; (ii) modifies the rights of minority shareholders in accordance with the provisions of these bylaws and the Stock Market Act; (iii) decides the Company shall be transformed or merged as a merged company with another company; and (iv) decides the Company is to be split-up as split into one or other companies, regardless of whether it is a meeting held under a first or later summons, the favorable vote of the shares representing at least 75% (seventy five percent) of the shares representing the capital stock shall be necessary at all times. The resolutions mentioned on Clause Seventh of these bylaws shall require the favorable vote of at least 95% (ninety five percent) of the capital stock of the Company in order to be valid.

“L” Series shares shall not be calculated for the purposes of determining the quorum of general meetings of shareholders, except that at said meetings, holders of “L” Series shares are entitled to vote at the resolutions in accordance with the provisions of these bylaws and applicable legal provisions.

Nineteenth. Attendance

The Company shall only consider as shareholders those registered on the Stock Registry Book of the Company as owners of one or more shares representing its capital stock. In order for shareholders to be entitled to attend meetings and vote at these meetings, shareholders shall deposit titles to their shares with the Secretary of the Company, at least one day before the meeting is held, collecting the corresponding entrance card. If share titles representing the shares they hold title to are deposited at an Institution for the Deposit of Securities, to obtain an entrance pass, these shareholders shall submit to the Secretary of the Company a certificate evidencing said circumstance, issued by said Institution for the Deposit of Securities. The admission card to the meetings shall evidence the name of the shareholder, the number of shares deposited and the number of vote he/she is entitled to by virtue of said shares.

Shareholders may be represented at meetings through proxies evidenced under a proxy letter indicating the name of the Company and the Agenda, indicating the instructions given by the grantor for the exercise of said power of attorney. The Company shall make the forms for granting said powers available to shareholders, during a term of 15 (fifteen) days prior to the date the meeting will be held. Members of the Board of Directors may not represent shareholders at shareholder meetings.

Twentieth. Chairperson and Secretary

Meetings shall be presided by the Chairperson of the Board of Directors and in absence of the latter, by the person designated by the majority vote of the shareholders present. The Secretary of the Company shall act as Secretary, or the person designated by the Chairperson.

Upon commencing the meeting, the person presiding shall appoint two examiners to count the shares represented at the meeting, who shall prepare an attendance list where the names of the shareholders present or represented and the number of shares deposited by each in order to attend the meeting.

Twenty-first. Suspension

If once the meeting legally held begins there is no time so decide as to all issues included in the Agenda, it may be adjourned to be continued within the 2 (three) immediately following business days, without the need for a new summons.

Twenty-second. Voting

Each share shall be entitled to a vote at shareholder meetings. Stockholders holding shares entitled to vote representing at least 20% (twenty percent) of the capital stock, may judicially oppose resolutions of general meetings, provided all the requirements established on article 202 of the Commercial Companies General Act.

Shareholders of shares entitled to vote, even limited or restricted vote such as “L” Series, integrating at least 10% (ten percent) of the shares represented at a meeting, may request the voting as to any issue for which they consider they are not sufficiently informed. This right shall not be exercised more than once for the same issue.

Stockholders of shares bearing a right to vote, even if restricted under “L” Series” representing at least 5% (five percent) of the capital stock may directly exercise a civil liability action against the members of the Board of Directors, the Secretary and the relative officers of the Company, without need for compliance with the requirements established on articles 161 and 163 of the Commercial Companies General Act. In every case, said shares shall represent the total amount of the liabilities in favor of the Company or of the companies it controls and not only the personal interest of the parties pursuing it.

Shareholders upon exercise of their right to vote, shall abstain from any deliberation in connection with transactions that, on their own or through third parties contrary to the Company. To this end, a shareholder shall be deemed having an interest contrary to the Company when, maintaining control, he/she votes in favor or against the execution of transactions, obtaining benefits excluding other shareholders or the Company or the companies it controls.

Twenty-third. Resolutions in Writing

Resolutions taken outside a meeting, unanimously by the shareholders representing all shares entitled to vote or the corresponding share series, shall have, for all legal purposes, the same validity as if adopted at a meeting of shareholders, provided they provide written confirmation. In this case, no summons or other formality shall be required other than the signature of all shareholders on the document evidencing the adoption of said resolutions; it will be added to the Book of Records of Meetings of the Company. All documents integrating the resolutions shall be added to the file prepared for said purpose.

Twenty-fourth. Records of Meetings

Records of meetings of shareholders shall be added to a special book prepared for said purpose and shall be signed by the persons acting as Chairperson and Secretary of the meeting and by the shareholders or shareholder representatives who wish to do so.

Management of the Company

Twenty-fifth. Integration

The management and administration of the Company shall be upon a Board of Directors and a Chief Executive Officer.

The Board of Directors shall be integrated by a number of members that shall not be less than 5 (five) and shall not exceed 21 (twenty-one) persons, in the understanding that said board shall at all times be integrated by 25% (twenty-five percent) independent officers in terms of the provisions of article 24 of the Stock Market Act and other applicable articles, as well as rules of general character issued by the Comisión Nacional Bancaria y de Valores; these members shall be selected considering their experience, capacity and professional reputation.

The general meeting of the shareholders appointing or ratifying the members of the Board of Directors or, if the case may be, the meeting informing as to said designation or ratification, shall qualify the independent nature of its officers. Without prejudice of the foregoing, the following persons shall under no circumstance be designated as independent advisors: (i) employees or officers of the Company, or persons occupying these positions during the prior year; (ii) employees or senior management who, as shareholders of the Company, have authority over senior management thereof; (iii) advisors to the Company or partners or employees of firms acting as advisors or counsel to the Company or the companies of the same economic group the Company is a part of, and whose income represents 10% (ten percent) or more of its revenues; (iv) clients or suppliers of the Company or partners, advisors or employees of a company that is a client or supplier of the Company, when the sales of said clients or suppliers represent more than 10% (ten percent) of the total sales of aforesaid clients or suppliers respectively; (v) debtors or creditors of the Company or partners, advisors or employees of a company that is a debtor or creditor of the Company, when the amount of the credit exceeds 15% (fifteen percent) of the Company assets or the counterpart; (vi) employees of a foundation, university, civil association receiving donations from the Company representing more than 15% (fifteen percent) of the entire donations received by the institution; (vii) Chief Executive Officer or senior management officer of a company where the Chief Executive Officer is a member of its Board of Directors or a member of upper management of the Company; and (viii) spouses, partners, blood relatives or relations of civil nature up to the third degree in connection with the persons mentioned on items (i) and (viii) above.

Independent officers who no longer hold said capacity during their duties shall inform of this event to the Board of Directors no later than the next session of said organ.

Minority shareholders, even those holders of “L” Series shares representing individually or jointly 10% (ten percent) of the capital stock shall be entitled to appoint and revoke a principal officer and his/her respective substitute in terms of article 50 section I of the Stock Market Act; after these designations, the other members of the Board shall be designated by the majority vote of the remaining shareholders.

The designation of officers made by minority shareholders may only be revoked at a general regular meeting, even the holders of “L” Series shares, when all other officers, in this case, substitutes are not to be appointed under said capacity during the 12 (twelve) months immediately following the revocation date.

A substitute may be appointed for each main advisor, in the understanding that the substitute officers for independent officers shall have the same character. Temporary or definitive absences of principal officers shall be covered by the respective substitutes; the substitute may not represent at the same meeting 2 (two) main officers who designated him/her as substitute.

Persons holding the position of external auditor of the Company or of any of the artificial persons integrating the group it is a part of shall under no circumstance be officers during the 12 (twelve) months prior to the date of the designation.

Twenty-sixth. Sessions

The meetings of the Board of Directors will be held at least once every 3 (three) months and shall be called by the Secretary of the Company. Sessions of the Board of Directors shall be held at the corporate address or anywhere in the Republic of Mexico or abroad. Summons for the meetings of the Board of Directors shall be sent by mail, telegram, internet, telefax, courier, or any other method with return receipt with at least 5 (five) calendar days in advance prior to the date of the session established for holding the meeting, leaving unequivocal evidence of the delivery of the respective summons. Said summons shall contain the Agenda of the meeting and indicate the place, date, and time for the session.

The Chairperson of the Board of Directors, the Chairperson of the Audit and Corporate Practices committee, as well as 25% (twenty-five) percent of the members of said Board may call a meeting and insert the items they deem appropriate into the Agenda.

The external auditor of the Company may be called to the meetings of the Board of Directors, in the capacity of guest without a vote but allowed to issue an opinion and speak, refraining from being present as to those items on the Agenda where there is a conflict of interest or if his/her independence may be compromised.

Twenty-seventh. Quorum

For the meetings of the Board of Directors to be valid, the attendance of the majority of its members is necessary and the resolutions shall be valid if taken by the majority vote of the members present; in case of tie, the Chairperson shall have the decisive vote.

Twenty-eighth. Authority

The Board of Directors shall hold legal representation of the Company and, therefore, shall have the authority for the execution of its duties, which shall be performed subject to any voting requirement or any provisions of these bylaws:

1.	Judicial Power of Attorney for DISPUTES AND COLLECTION granted with all general and special powers requiring a special clause pursuant to the law. In consequence, it is conferred without limitation in accordance with the provisions of paragraph first of article 2554 and article 2587 of the Federal Civil Code and the correlative provisions thereof in the Civil Codes for the other States in the Mexican Republic and Mexico City, in consequence, it is authorized to promote or abandon the amparo lawsuit; to file criminal complaints and demurrers and abandon them; to aid the Public Prosecutor and grant pardon if suitable in accordance with the law; to make agreements; to be subject to arbitration; to make statements; to reject judges, receive payments and execute all acts expressly established by law, including representing the Company before courts and authorities of criminal, civil, administrative, and labor nature.

2.	General Power of Attorney for management acts, in accordance with the provisions of paragraph second of article 2554 of the Federal Civil Code and the correlative provisions of the civil codes for other states in the Republic of Mexico and Mexico City, to carry out all transaction inherent to the corporate purpose.

3.	General Power of Attorney for management acts in labor matters as established on articles 692, 786, 866 and 870 of the Federal Labor Act and other applicable provisions, to appear before labor authorities, at issues where the Company is a party or party of interest, both at the initial stage or in any subsequent stage and respond to statements.

4.	Power of attorney for property acts in terms of paragraph third of article 2554 of the Federal Civil Code and the correlatives thereof in the Civil Codes for other States in the Republic of Mexico and Mexico City.

5.	Power to issue, endorse and underwrite negotiable instruments in terms of article 9 of the Negotiable Instruments and Operations General Act.

6.	Authority to open bank accounts on behalf of the Company and draw against these, designate the persons for these purposes.

7.	Power to supervise the Company’s compliance with the corporate practices established on the Commercial Companies General Act, the Stock Market Act or substitute regulations, as well as on these corporate bylaws.

8.	Power to protect minority rights established on the Commercial Companies General Act, on the Stock Market Act or substitute laws, as well as the corporate bylaws.

9.	Authority to designate and remove the Chief Executive Officer, general or special managers as well as other officers, attorneys in fact, agents, and employees of the Company, establishing their authority, obligations, labor conditions, payment and guarantees to be given.

10.	Power to establish or close offices, branch offices or agencies, enter into, modify, or rescind agreements or accept, on behalf of the Company, powers of attorney for individuals or companies, domestic or foreign.

11.	Authority to call meeting of the shareholders and execute the resolutions thereof.

12.	Authority to confer general or special powers of attorney, and to delegate any of the previously established authority, except those whose exercise corresponds exclusively to the Board of Directors under a provision of the Law or these bylaws, reserving the exercise of its authority as well as to revoke the powers of attorney granted.

13.	Power to establish the special committees deemed necessary for the development of the Company’s transactions, establishing the authority and obligations of said committees; in the understanding that said committees shall have not authority that may correspond pursuant to the Law or these bylaws, to the meeting of the shareholders or the Board of Directors.

14.	Power to determine the manner whereby the Company shall vote on the shares it owns at the meetings of the shareholders of its subsidiaries.

15.	Authority to approve the executed transactions, whether simultaneously or successively, that may be deemed a single transaction and intended to be executed by the Company or the companies it controls, during the lapse of a fiscal year, when unusual or not recurrent, or if the amount represents, based on the figures corresponding to the closing of the immediately prior quarter, in any of the following assumptions:

a)	The acquisition or sale of property with a value greater than or equal to 5% (five percent) of the Company’s consolidated assets.

b)	Granting of warranties or the undertaking of liabilities for an amount greater than or equal to 5% (five percent) of the Company’s consolidated assets.

Investment in debt securities or banking instruments are exempt, provided they are executed in accordance with the policies established by the Board in this regard.

Authorization from the general meeting of the shareholders shall be required in the assumptions established on the second paragraph of Clause Fourteenth of these bylaws.

16.	Non-transferrable power to authorize the temporary acquisition of the Company shares placed in the stock markets, in accordance with the provisions of these bylaws.

17.	Power to carry out all acts authorized by these bylaws or as a consequence thereof, including the issuance of all kinds of opinions required by the Stock Market Act and the general provisions issued by the National Banking and Securities Commission.

Twenty-ninth. Internal Control

The Board of Directors of the Company will oversee establishing the internal mechanisms and controls that allow verifying that the Company and its subsidiaries comply with the different legal provisions applicable to them, including but not limited to the functions referred to in the Commercial Companies General Act and the Stock Market Act.

Thirtieth. Chairmanship

The Chairperson shall preside over the meetings of the Board of Directors, and in the absence of the Chairperson or in his absence, the meetings shall be presided over by the director designated by the other members by majority vote. The Chairperson shall be the representative of the Board of Directors and shall have the casting vote in the resolutions of this collegiate body in the event of a tie and shall execute the resolutions of the shareholders’ meeting and of the Board of Directors unless the latter designates delegates for the execution thereof.

The Chairperson of the Board of Directors may not preside over the Audit and Corporate Practices Committee.

Thirty-first. Secretary

The Secretary of the Company appointed by the shareholders’ meeting or by the Board of Directors, in the performance of his duties, will not be considered as a Director, will oversee the corporate books and records, not accounting, and the functions conferred by these bylaws and the applicable legislation. The Secretary may attend the meetings of the Board of Directors and the shareholders’ meetings, as well as meetings of other corporate bodies, with voice but without vote, and shall oversee preparing the minutes of the resolutions adopted. The copies or records of the minutes of the meetings of the Board of Directors and of the Shareholders’ Meetings, as well as of the entries contained in the corporate books and records and, in general, of any document in the Company’s file, will be authorized and certified by the Secretary of the Company, who will be permanently be delegated to appear before the notary public of its choice to notarize the corresponding minutes, as well as to grant powers of attorney that the Board of Directors or the Shareholders’ Meeting may confer.

If the Secretary is absent from a meeting of the Board of Directors, the person designated by the Chairperson will act as such.

The Secretary shall ensure that the proxies, if the shareholders of the Company attend the Shareholders’ Meetings through proxies empowered through this means, meet the requirements set forth in these bylaws and shall record such circumstance in the corresponding minutes.

Thirty-second. Written Resolutions

The Board of Directors may adopt resolutions out of session, by unanimous vote of its members or their respective alternates, and such resolutions shall have, for all legal purposes, the same validity as if they had been adopted at a meeting of the Board of Directors, provided they are confirmed in writing. The document containing the written confirmation of the resolutions adopted must be delivered to the Secretary of the Company, for its incorporation in the corresponding minutes book, who will indicate that the resolutions were adopted in accordance with these bylaws.

Thirty-third. Duties and Responsibilities

By the sole fact of accepting the office, the members of the Board of Directors of the Company shall assume the duties of diligence and loyalty established in the Stock Market Act.

The liability resulting from the breach of the duty of diligence or the duty of loyalty will be exclusively in favor of the Company or the legal entity it controls and may be exercised by the Company or by the shareholders who, individually or jointly, hold the ownership of common shares or shares with limited, restricted, or non-voting voting rights, representing 5% (five percent) or more of the capital stock. The corresponding plaintiff may only settle in court the amount of the indemnity for damages and losses if the Board of Directors has approved the terms and conditions of the corresponding judicial agreement.

The members of the Board of Directors will not incur in liability for damages caused to the Company or to the legal entities controlled by it, when the director in question acts in good faith and any exclusion of liability as provided for in the Stock Market Act.

Thirty-fourth. General Management

The functions of managing, conducting, and executing the business of the Company and of the legal entities controlled by it will be the responsibility of the Chief Executive Officer, subject to the strategies, policies and guidelines approved by the Board of Directors. This position may be revoked at any time by the Board of Directors, subject to the opinion of the Audit and Corporate Practices Committee.

The Chief Executive Officer, in the performance of its duties, will have the broadest powers to represent the Company in acts of administration and lawsuits and collections, including special powers that require a special clause in accordance with the law, as well as powers of ownership. For the exercise of such powers of ownership, he/she shall comply with the terms and conditions established by the Board of Directors.

The Chief Executive Officer may or may not be a shareholder or member of the Board of Directors and will remain in office indefinitely until the Board of Directors appoints the person who shall act as replacement and such person takes office.

Thirty-fifth. Personnel

The Chief Executive Officer, for the exercise of his functions and activities, as well as for the due fulfillment of his obligations, will be assisted by the relevant officers appointed for such purpose and by any employee of the Company or of the legal entities controlled by it.

Supervision of the Company

Thirty-sixth. Supervision

The supervision of the management, conduct and execution of the business of the Company and of the legal entities controlled by it, considering the relevance of the latter in the financial, administrative and legal situation of the Company, is entrusted to the Board of Directors through the Audit and Corporate Practices Committee and the external auditor; each within the scope of their respective competencies, in accordance with the provisions of the Stock Market Act and other applicable provisions.

Thirty-seventh. External Auditor

The Board of Directors will hire the Company’s external auditing firm appointed by the Audit and Corporate Practices Committee. Any change or removal of said firm must be approved by a majority vote of the members of the Audit and Corporate Practices Committee. The External Auditor of the Company may be summoned to the meetings of the Board of Directors, as a guest with voice but without vote, and must abstain from being present with respect to those matters on the agenda in which he has a conflict of interest or which may compromise his independence.

Thirty-eighth. Audit and Corporate Practices Committee

The Company will have an Audit and Corporate Practices Committee, in accordance with the provisions of the Stock Market Act and other applicable legal provisions.

The Audit and Corporate Practices Committee will be composed exclusively of independent directors and a minimum of 3 (three) members appointed by the Board of Directors, at the proposal of the Chairperson of said corporate body (in the understanding that the appointment and/or ratification of the person who will act as Chairperson of said Committee will be made by the General Shareholders’ Meeting).

The members of the Audit and Corporate Practices Committee will remain in office for one year, unless they are relieved of their duties by the ordinary general shareholders’ meeting, they will remain in office, even when the previous term has expired, for up to (thirty) calendar days, in the absence of the appointment of a substitute when the latter does not take office. The members of said Committee may be re-elected annually and will receive the remuneration determined by the shareholders’ meeting.

The Audit and Corporate Practices Committee shall meet as often as necessary to fulfill its duties, at the request (i) of any of its members, prior written notice given to the Chairperson of said Committee five (5) business days in advance (ii) of the Board of Directors or its Chairperson or (iii) of the shareholders’ meeting.

For the meetings of the Committee to be valid, at least a majority of its members must be in attendance and decisions will be made by a majority vote of the members present. The Committee, without the need to meet in session, may adopt resolutions unanimously, provided that such resolutions are confirmed in writing and the minutes are signed by the Chairperson and the Secretary. The meetings may be held by telephone, with the understanding that the Secretary of the meeting must prepare the corresponding minutes, which must in any case be signed by the members who participated in the meeting. The minutes of each meeting of the Audit and Corporate Practices Committee shall be recorded in a special book, in which the attendance of the members of the Committee and the resolutions adopted shall be recorded.

The Audit and Corporate Practices Committee will have the functions regarding auditing and corporate practices referred to in the Stock Market Act, the general provisions established for such purpose by the National Banking and Securities Commission, and other applicable legal provisions, as well as those determined by the shareholders’ meeting. It shall also perform all those functions in respect of which it must render a report in accordance with the provisions of the Stock Market Act.

The Audit and Corporate Practices Committee may not delegate all its powers but may designate the persons who are to execute its resolutions. In the absence of such designation, the Chairperson will be empowered to execute the resolutions of said Committee.

When the determinations of the Board of Directors are not in accordance with the opinions provided by the Audit and Corporate Practices Committee, the latter must instruct the Chief Executive Officer to disclose such circumstance to the investing public through the stock exchanges on which the shares are listed.

The Audit and Corporate Practices Committee shall not perform activities reserved by law or by these bylaws to the Shareholders’ Meeting or the Board of Directors.

Thirty-ninth. Guarantees

Neither the members of the Board of Directors, or of the Audit and Corporate Practices Committee, nor the Secretary, or the respective alternates of all the foregoing, nor the Chief Executive Officer, will have the obligation to provide any guarantee to ensure compliance with the liabilities they may incur in the performance of their duties, unless the shareholders’ meeting or the Board of Directors that appointed them establishes such obligation.

Fortieth. Limitations

The members of the Audit and Corporate Practices Committee who in any transaction have an interest opposed to that of the Company, must declare it to the other members of the Board of Directors or members of the Audit and Corporate Practices Committee, and refrain from participating in any deliberation and resolution in this respect.

The persons who are related to the Company in terms of Article 363 of the Stock Market Act and other applicable provisions, as well as trustees of trusts created for the purpose of establishing stock option plans for employees and pension, retirement and seniority premium funds and any other fund with similar purposes, when operating with shares or debt securities that represent shares representing the capital stock of the Company must comply with the provisions set forth in the Stock Market Act.

Forty-first. Indemnification

The Company undertakes to hold harmless from any and all liability the proprietary, alternate and provisional members of the Board of Directors, the Audit and Corporate Practices Committee, the Secretary and the Chief Executive Officer of the Company, in connection with the legal performance of their duties, such as any claim, lawsuit, proceeding or investigation that may be initiated in Mexico or in any of the countries in which the Company’s shares are registered or listed, other securities issued based on such shares or other fixed income or equity securities issued by the Company itself, in which such persons may be parties in their capacity as members of such bodies, owners and alternates, and officers respectively, including the payment of any damages or losses that may have been caused and the amounts necessary to reach, if deemed appropriate, a settlement, as well as the total fees and expenses of the attorneys and other advisors hired to look after the interests of such persons in the aforementioned cases; unless such claims, suits, proceedings, or investigations result from its negligence, willful misconduct or bad faith. It is understood that the Board of Directors shall be the body empowered to determine if it deems convenient to hire the services of lawyers and other advisors different from those who are advising the Company in the corresponding case.

Financial Information

Forty-second. Annual Reports

1.	The Board of Directors shall prepare and submit to the shareholders’ meeting to be held at the close of the fiscal year the annual report referred to in Article 172 subsection (b) of the Commercial Companies General Act and these bylaws.

2.	The Chief Executive Officer shall prepare and submit to the Board of Directors its annual report provided for in the Stock Market Act, for its subsequent presentation to the shareholders’ meeting.

3.	The Audit and Corporate Practices Committee shall prepare and submit to the Board of Directors its annual report provided for in the Stock Market Act, for subsequent presentation to the shareholders’ meeting.

4.	Any other report that, pursuant to the provisions of the Stock Market Act, must be submitted to the Board of Directors for approval.

The financial information, together with the documents that support it, shall be made available and delivered to the shareholders who request them at the Company’s domicile.

Profits, Losses and Fiscal Year.

Forty-third. Profits.

Subject to the applicable legislation and the reserves and provisions required by it, the net profits of each fiscal year will be distributed in the following order:

1.	5% (five percent) to establish and, if necessary, reestablish the legal reserve fund until it is equal to at least 20% (twenty percent) of the capital stock;

2.	The amounts that the meeting resolves to apply to create or increase general or special reserves shall be set aside;

3.	If determined by the shareholders meeting, the reserves of the capital stock of the Company may be created or increased as deemed advisable; and

4.	If applicable, for the payment of dividends to the shareholders of the Company in the amount, form and terms determined by the general shareholders’ meeting.

Forty-fourth. Losses

In the event of losses, such losses will be offset first against capital reserves, and if the capital reserves are not sufficient, against capital stock or against any other accounting item determined by the Shareholders’ Meeting.

Forty-fifth. Fiscal Year

The fiscal years will run from January first to December thirty-first of each year, except, if applicable, for the fiscal year in which the Company is liquidated.

Other Dispositions

Forty-sixth. Dissolution and Liquidation

The Company will be dissolved in any of the cases foreseen in Article 229 of the Commercial Companies General Act.

Once the Company is dissolved, it will be placed in liquidation, which will be entrusted to one or more liquidators appointed by the shareholders’ meeting. If the shareholders’ meeting does not make such appointment, a civil or district judge of the Company’s domicile will do so at the request of any shareholder, pursuant to Article 236 of the Commercial Companies General Act.

In the absence of specific instructions to the contrary given by the shareholders’ meetings to the liquidators, the liquidation will be carried out in accordance with the following priorities:

1.	Conclusion of all pending business in the manner least detrimental to the creditors and shareholders;

2.	The collection of credits and payment of debts;

3.	The sale of the Company’s assets;

4.	The preparation of the final liquidation balance sheet; and

5.	The distribution of the remaining assets, if any, among the shareholders in proportion to their respective shareholdings.

Forty-seventh. Applicable Legislation

In all matters not expressly provided for in these bylaws, the provisions of the Stock Market Act, the Commercial Companies General Act, the general provisions issued by the National Banking and Securities Commission and other applicable legislation in the United Mexican States will govern.

Forty-eighth. Jurisdiction

All conflicts, disputes, differences or insurmountable disagreements arising between two or more shareholders or between two or more groups of shareholders or between any of them and the Company, arising out of or in connection with these bylaws, will be submitted to the competent courts of the City of Guadalajara, Jalisco, United Mexican States, and the parties expressly submit to the jurisdiction of said courts, waiving any other jurisdiction that may correspond to them by virtue of their present or future domicile.